Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2024 Results

~~•~~Q4 FY24 revenues of $1.74 billion, 7.7% organic growth(1); FY24 revenues of $7.44 billion, 7.4% organic growth(1); organic growth reflects impacts of divestitures and additional five working days in the prior year
•Q4 FY24 net income of $39 million, adjusted EBITDA(1) of $127 million or 7.3% of revenue; FY24 net income of $477 million, adjusted EBITDA(1) of $668 million or 9.0% of revenue; impacted by higher incentive-based compensation
•Q4 FY24 diluted earnings per share of $0.74, adjusted diluted earnings per share(1) of $1.43; FY24 diluted earnings per share of $8.88, adjusted diluted earnings per share(1) of $7.88
•Q4 FY24 cash flows provided by operating activities of $63 million, transaction-adjusted free cash flow(1) of $119 million; FY24 cash flows provided by operating activities of $396 million, transaction-adjusted free cash flow(1) of $486 million
•Updated FY25 guidance reflects higher revenue and free cash flow(1)

RESTON, VA, March 18, 2024—Science Applications International Corporation (Nasdaq: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the fourth quarter and full fiscal year ended February 2, 2024.
“We delivered strong financial results in the quarter with revenue, earnings per share and free cash flow ahead of expectations,” said Toni Townes-Whitley, SAIC Chief Executive Officer. “As we embark on the next phase of our corporate strategy to become the premier mission integrator in our market, I am confident that the investments we are making in Fiscal Year 2025 will accelerate our ability to drive value for all our stakeholders. I want to thank all of our employees for a strong Fiscal Year 2024, their enthusiasm towards embracing our vision, and their focus on execution of our strategy.”
Fourth Quarter and Full Fiscal Year 2024: Summary Operating Results

	Three Months Ended				Year Ended
	February 2, 2024	Percent change		February 3, 2023	February 2, 2024	Percent change		February 3, 2023
	(in millions, except per share amounts)
Revenues	$1,737	(12)%		$1,968	$7,444	(3)%		$7,704
Operating income	79	(33)%		118	741	48%		501
Operating income as a percentage of revenues	4.5%	-150	bps	6.0%	10.0%	350	bps	6.5%
Adjusted operating income(1)	89	(32)%		131	519	(1)%		526
Adjusted operating income as a percentage of revenues	5.1%	-160	bps	6.7%	7.0%	20	bps	6.8%
Net income attributable to common stockholders	39	(47)%		74	477	59%		300
EBITDA(1)	118	(26)%		160	891	35%		658
EBITDA as a percentage of revenues	6.8%	-130	bps	8.1%	12.0%	350	bps	8.5%
Adjusted EBITDA(1)	127	(26)%		171	668	(2)%		680
Adjusted EBITDA as a percentage of revenues	7.3%	-140	bps	8.7%	9.0%	20	bps	8.8%
Diluted earnings per share	$0.74	(45)%		$1.34	$8.88	65%		$5.38
Adjusted diluted earnings per share(1)	$1.43	(30)%		$2.04	$7.88	4%		$7.55
Net cash provided by operating activities	$63	(57)%		$145	$396	(26)%		$532
Free cash flow(1)	$97	(34)%		$148	$414	(9)%		$457
Transaction-adjusted free cash flow(1)	$119	(20)%		$148	$486	6%		$457
The Company utilizes a 52/53 week fiscal year ending on the Friday closest to January 31, with fiscal quarters typically consisting of 13 weeks. Fiscal year 2024 consisted of 52 weeks, while fiscal year 2023 consisted of 53 weeks with the extra week occurring in the fourth quarter.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Fourth Quarter Summary Results
Revenues for the quarter decreased $231 million compared to the prior year quarter primarily due to the sale of the logistics and supply chain management business (Supply Chain Business) ($183 million), the deconsolidation of the Forfeiture Support Associates J.V. (FSA) ($37 million), five additional working days in the prior year period, contract completions, and a reserve on a customer receivable related to a program completed prior to FY2022, partially offset by ramp up on new and existing contracts. Adjusting for the impact of the divestiture, deconsolidation and estimated impact of the additional five working days in the prior year period, revenues increased by approximately 7.7%.
Operating income as a percentage of revenues decreased to 4.5% for the quarter as compared to 6.0% in the comparable prior year period primarily due to the sale of the Supply Chain Business, deconsolidation of FSA, higher incentive-based compensation expense, including acceleration of stock-based compensation related to the reorganization and executive transition, and a reserve on a customer receivable related to a program completed prior to FY2022.
Adjusted EBITDA(1) as a percentage of revenues for the quarter was 7.3%, compared to 8.7% for the prior year quarter primarily due to the sale of the Supply Chain Business, deconsolidation of FSA, higher incentive-based compensation expense, including acceleration of stock-based compensation related to the reorganization and executive transition, and a reserve on a customer receivable related to a program completed prior to FY2022.
Diluted earnings per share for the quarter was $0.74 compared to $1.34 in the prior year quarter. Adjusted diluted earnings per share(1) was $1.43 for the quarter compared to $2.04 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 52.7 million shares from 55.3 million during the prior year quarter.
Fiscal Year 2024 Summary Results
Revenues for the fiscal year decreased $260 million compared to the prior year primarily due to the sale of the Supply Chain Business ($493 million) and the deconsolidation of FSA ($143 million), contract completions, and five additional working days in the prior year period. This was partially offset by ramp up in volume on existing and new contracts. Adjusting for the impact of the divestiture, deconsolidation and estimated impact of the additional five working days in the prior year period, revenues grew approximately 7.4%.
Operating income as a percentage of revenues for the fiscal year was 10.0%, an increase from 6.5% of revenues in the prior fiscal year. The increase was primarily due to the sale of the Supply Chain business ($233 million), deconsolidation of FSA ($7 million), improved profitability across our contract portfolio and lower acquisition and integration costs, partially offset by higher incentive-based compensation expense, including acceleration of stock-based compensation related to the reorganization and executive transition.
Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased to 9.0%, compared to 8.8% in the prior fiscal year. The increase was driven by improved profitability across our contract portfolio, partially offset by higher incentive-based compensation expense, including acceleration of stock-based compensation related to the reorganization and executive transition.
Diluted earnings per share for the year was $8.88 compared to $5.38 in the prior year. Adjusted diluted earnings per share(1) was $7.88 for the year compared to $7.55 in the prior year. The weighted-average diluted shares outstanding during the year decreased to 53.7 million shares from 55.8 million shares during the prior year.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $63 million, a decrease of $82 million compared to the prior year quarter, primarily due to lower cash provided by the Master Accounts Receivable Purchase Agreement (MARPA) Facility with MUFG Bank, LTD and other changes in working capital.
Total cash flows provided by operating activities for the year were $396 million, a decrease of $136 million from the prior year, primarily due to lower cash provided by the Master Accounts Receivable Purchase Agreement (MARPA) Facility with MUFG Bank, LTD and higher tax payments in the current year, partially offset by lower incentive-based compensation payments in the current year and other changes in working capital.
During the quarter, SAIC deployed $116 million of capital, consisting of $86 million of share repurchases in accordance with established repurchase plans, $19 million in cash dividends to shareholders, and $11 million of capital expenditures. For the year, SAIC deployed $463 million of capital, consisting of share repurchases of $357 million (approximately 3.3 million shares) in accordance with established repurchase plans, cash dividends of $79 million to shareholders, and $27 million of capital expenditures.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Quarterly Dividend Declared
As previously announced, subsequent to fiscal year-end, the Company’s Board of Directors ("Board of Directors") declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 26, 2024 to stockholders of record on April 12, 2024. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $1.4 billion, which reflects a book-to-bill ratio of approximately 0.8. Net bookings for the year were approximately $6.7 billion, which reflects a book-to-bill ratio of approximately 0.9.
SAIC’s estimated backlog at the end of fiscal year 2024 was approximately $22.8 billion of which $3.5 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable New Awards:
U.S. Navy Torpedo Test Sets: During the quarter, SAIC was awarded a five-year, $80 million contract by the U.S. Navy for the completion of the MK710 TSTS design and then to produce and deliver MK 710 Torpedo System Test Sets (TSTS) to enhance the Navy’s capability to provide the Submarine force with high quality, tested and validated MK 48 heavyweight torpedoes. Under the contract, SAIC will provide MK 710 TSTS which will be used to test and validate the integrity and operational status of warshot MK 48 heavyweight torpedoes prior to delivery to the Navy. The testing and validation of exercise torpedoes supports the training, tactics development and certification of torpedo upgrades for Navy.
U.S. Navy Hypersonics Advanced Concepts and Strategic Missions Programs: During the quarter, SAIC was awarded a five-year, $63 million contract from the U.S. Navy to support hypersonics advanced concepts and strategic mission solutions for the Navy’s Strategic Systems Programs (SSP) and the Naval Surface Warfare Center (NSWC) Crane, Ind., Strategic Systems Hardware Division (GXW). Under the new contract, SAIC will enhance hypersonics advanced concepts and strategic missions focused on next-generation systems, subsystems, components, features and technologies to include Hardware-in-the-Loop (HWIL) and Software-in-the-Loop (SWIL) simulations, manufacturing techniques and other strategic mission areas.
Notable Recompete Awards:
U.S. Army Reserve Command (USARC): During the quarter, SAIC was awarded a five-year (one year base, plus four, one-year option periods), $141 million contract to provide system support to the USARC through their United States Army Reserve Command Information Technology Support Services (USARC ITSS II) contract. Under this contract, SAIC will support USARC’s mission by consolidating enterprise IT services at a global scale through standardized, responsive and cost-effective solutions. The USARC ITSS II program will be managed out of Fort Liberty, North Carolina, and provide a wide range of IT services for more than 65,000 users across over 700 locations, primarily in the U.S. with additional sites in Asia, Europe, Pacific region and Puerto Rico. This effort will focus on delivering mission value and enhanced user experience, while improving cybersecurity, network availability and reliability for USARC and its customers.
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $315 million of contract awards by space and intelligence community organizations. These awards represent a combination of new business and recompetes.
Notable Awards Subsequent to Period End (not included in current quarter bookings):
U.S. Space Force: Subsequent to the end of the quarter, SAIC was awarded a five-year (one year base, plus four, one-year option periods), $444 million contract to support Digital Transformation, Acquisition, Modernization and Modification (DTAMM) for the U.S. Space Force's Space Systems Command and Space Launch Deltas (SLDs) 30 and 45. SAIC will support the modernization of the space launch range instrumentation. The efforts will support an accelerated national launch cadence across the Eastern Range (ER) and Western Range (WR) including Cape Canaveral Space Force Station and Patrick Space Force Base in Fla. and Vandenberg Space Force Base in Calif. Experts from SAIC and partners will collaborate to modernize antiquated instrumentation and processes to enable a faster and more integrated launch environment. SAIC remains at the forefront of national priorities to explore, secure and influence space by leveraging industry expertise and legacy in this domain. In addition to DTAMM, SAIC's work facilitates future unmanned spacecraft, earth science data-collecting satellites, space-ground systems for military joint all-domain command and control and more.

Other Notable News
SAIC Announces to Realign Organization to Optimize Strategic Pivots and Increase Organic Growth: During the quarter, SAIC announced a business reorganization that replaces its current two operating sectors with five customer facing business groups supported by the enterprise organizations, including the Innovation Factory. The reorganization is effective February 3, 2024 and is designed to enhance management's involvement with customers and advance SAIC’s innovation and go-to-market strategy.
SAIC’s ReadyOne™ software named Big Idea at the 2024 BIG Innovation Awards: The Business Intelligence Group named SAIC’s ReadyOne™ software a winning product at the of the 2024 BIG Innovation Awards. This annual business awards program recognizes organizations, products, and people that are bringing new ideas to life in innovative ways. ReadyOne™ is SAIC’s platform to rapidly install and configure readily usable digital engineering ecosystems for engineering teams and stakeholders.
Fiscal Year 2025 Guidance
The Company's outlook for fiscal year 2025 is being provided. The table below summarizes fiscal year 2025 guidance and represents our views as of March 18, 2024.

	PRIOR	CURRENT
	Fiscal Year	Fiscal Year
	2025 Guidance	2025 Guidance
Revenue	$7.25B - $7.40B	$7.35B - $7.50B
Adjusted EBITDA(1)	-	$680M - $700M
Adjusted EBITDA Margin %(1)	9.4% - 9.6%	9.2% - 9.4%
Adjusted Diluted EPS(1)	$8.00 - $8.20	$8.00 - $8.20
Free Cash Flow(1)	$480M - $500M	$490M - $510M
(1)Non-GAAP measure, see Schedule 5 for information about this measure

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10 a.m. Eastern time on March 18, 2024. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2024	February 3, 2023	February 2, 2024	February 3, 2023
	(in millions, except per share amounts)
Revenues	$1,737	$1,968	$7,444	$7,704
Cost of revenues	1,545	1,746	6,572	6,816
Selling, general and administrative expenses	114	102	373	374
Acquisition and integration costs	—	2	1	13
Gain on divestitures, net of transaction costs	—	—	(240)	—
Other operating income	(1)	—	(3)	—
Operating income	79	118	741	501
Interest expense, net	32	32	120	118
Other (income) expense, net	(1)	1	1	8
Income before income taxes	48	85	620	375
Provision for income taxes	(9)	(10)	(143)	(72)
Net income	$39	$75	$477	$303
Net income attributable to non-controlling interest	—	1	—	3
Net income attributable to common stockholders	$39	$74	$477	$300
Weighted-average number of shares outstanding:
Basic	52.0	54.6	53.1	55.3
Diluted	52.7	55.3	53.7	55.8
Earnings per share:
Basic	$0.75	$1.36	$8.98	$5.42
Diluted	$0.74	$1.34	$8.88	$5.38

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 2, 2024	February 3, 2023
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$94	$109
Receivables, net	914	936
Inventory, prepaid expenses and other current assets	123	152
Total current assets	1,131	1,197
Goodwill	2,851	2,911
Intangible assets, net	894	1,009
Property, plant, and equipment, net	91	92
Operating lease right of use assets	152	158
Deferred income taxes	—	14
Other assets	195	162
Total assets	$5,314	$5,543

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$711	$767
Accrued payroll and employee benefits	370	328
Long-term debt, current portion	77	31
Total current liabilities	1,158	1,126
Long-term debt, net of current portion	2,022	2,343
Operating lease liabilities	147	152
Deferred income taxes	28	—
Other long-term liabilities	174	218
Equity:
Total common stockholders' equity	1,785	1,694
Non-controlling interest	—	10
Total stockholders' equity	1,785	1,704
Total liabilities and stockholders' equity	$5,314	$5,543

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2024	February 3, 2023	February 2, 2024	February 3, 2023
	(in millions)
Cash flows from operating activities:
Net income	$39	$75	$477	$303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	39	142	157
Amortization of off-market customer contracts	—	(2)	(5)	(14)
Amortization of debt issuance costs	3	1	7	9
Deferred income taxes	16	12	(17)	(17)
Stock-based compensation expense	26	13	68	48
Gain on divestitures	—	—	(247)	—
Impairment of assets	—	4	—	4
Other	(5)	—	(8)	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisitions and divestitures:
Receivables	96	123	(46)	79
Inventory, prepaid expenses, and other current assets	(56)	(17)	(43)	(10)
Other assets	(19)	1	(14)	6
Accounts payable and accrued liabilities	(128)	(47)	13	(9)
Accrued payroll and employee benefits	53	(68)	49	(36)
Operating lease assets and liabilities, net	(1)	(2)	(4)	(3)
Other long-term liabilities	3	13	24	15
Net cash provided by operating activities	63	145	396	532
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(11)	(7)	(27)	(25)
Purchases of marketable securities	(2)	(2)	(8)	(7)
Sales of marketable securities	1	1	6	4
Proceeds from divestitures	—	—	356	—
Cash divested upon deconsolidation of joint venture	—	—	(8)	—
Other	2	(5)	(5)	(8)
Net cash (used in) provided by investing activities	(10)	(13)	314	(36)
Cash flows from financing activities:
Dividend payments to stockholders	(19)	(20)	(79)	(83)
Principal payments on borrowings	(166)	(210)	(441)	(990)
Issuances of stock	4	4	17	16
Stock repurchased and retired or withheld for taxes on equity awards	(89)	(59)	(382)	(267)
Proceeds from borrowings	—	210	160	840
Debt issuance costs	—	—	—	(6)
Distributions to non-controlling interest	—	(1)	—	(3)
Net cash used in financing activities	(270)	(76)	(725)	(493)
Net (decrease) increase in cash, cash equivalents and restricted cash	(217)	56	(15)	3
Cash, cash equivalents and restricted cash at beginning of period	320	62	118	115
Cash, cash equivalents and restricted cash at end of period	$103	$118	$103	$118

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	February 2, 2024	November 3, 2023	February 3, 2023
	(in millions)
Funded backlog	$3,539	$4,036	$3,554
Negotiated unfunded backlog	19,224	19,102	20,248
Total backlog	$22,763	$23,138	$23,802
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity ("IDIQ"), U.S. General Services Administration ("GSA") schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.
EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	February 2, 2024	February 3, 2023	February 2, 2024	February 3, 2023
	(in millions)
Revenues	$1,737	$1,968	$7,444	$7,704
Net income	39	75	477	303
Interest expense, net and loss on sale of receivables	34	36	129	126
Provision for income taxes	9	10	143	72
Depreciation and amortization	36	39	142	157
EBITDA(1)	$118	$160	$891	$658
EBITDA as a percentage of revenues	6.8%	8.1%	12.0%	8.5%
Acquisition and integration costs	—	2	1	13
Restructuring and impairment costs	15	17	23	24
Depreciation included in acquisition and integration costs and restructuring and impairment costs	(1)	(2)	(1)	(3)
Recovery of acquisition and integration costs and restructuring and impairment costs	(5)	(6)	(6)	(12)
Gain on divestitures, net of transaction costs	—	—	(240)	—
Adjusted EBITDA(1)	$127	$171	$668	$680
Adjusted EBITDA as a percentage of revenues	7.3%	8.7%	9.0%	8.8%

Operating income	$79	$118	$741	$501
Operating income as a percentage of revenues	4.5%	6.0%	10.0%	6.5%
Acquisition and integration costs	—	2	1	13
Restructuring and impairment costs	15	17	23	24
Recovery of acquisition and integration costs and restructuring and impairment costs	(5)	(6)	(6)	(12)
Gain on divestitures, net of transaction costs	—	—	(240)	—
Adjusted operating income(1)	$89	$131	$519	$526
Adjusted operating income as a percentage of revenues	5.1%	6.7%	7.0%	6.8%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Three Months Ended February 2, 2024
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Gain on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	48	—	15	(5)	29	—	87
Income tax expense	(9)	—	(1)	1	(5)	2	(12)
Net income attributable to common stockholders	$39	$—	$14	$(4)	$24	$2	$75

Diluted EPS attributable to common stockholders	$0.74	$—	$0.27	$(0.08)	$0.46	$0.04	$1.43

	Three Months Ended February 3, 2023
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	85	2	17	(6)	31	129
Income tax expense	(10)	—	(2)	1	(4)	(15)
Net Income	75	2	15	(5)	27	114
Less: Net income attributable to non-controlling interest	1	—	—	—	—	1
Net income attributable to common stockholders	$74	$2	$15	$(5)	$27	$113

Diluted EPS attributable to common stockholders	$1.34	$0.03	$0.27	$(0.09)	$0.49	$2.04
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gain associated the sale of the logistics and supply chain management business, net of transaction costs. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Year Ended February 2, 2024
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Gain on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	620	1	23	(6)	115	(240)	513
Income tax expense	(143)	—	(2)	1	(21)	75	(90)
Net income attributable to common stockholders	$477	$1	$21	$(5)	$94	$(165)	$423

Diluted EPS attributable to common stockholders	$8.88	$0.02	$0.39	$(0.09)	$1.75	$(3.07)	$7.88

	Year Ended February 3, 2023
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	375	13	24	(12)	125	525
Income tax expense	(72)	(2)	(5)	2	(24)	(101)
Net Income	$303	$11	$19	$(10)	$101	$424
Less: Net income attributable to non-controlling interest	3	—	—	—	—	3
Net income attributable to common stockholders	$300	$11	$19	$(10)	$101	$421

Diluted EPS attributable to common stockholders	$5.38	$0.20	$0.34	$(0.18)	$1.81	$7.55
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	February 2, 2024	February 3, 2023	February 2, 2024	February 3, 2023
	(in millions)
Net cash provided by operating activities	$63	$145	$396	$532
Expenditures for property, plant, and equipment	(11)	(7)	(27)	(25)
Cash used (provided) by MARPA Facility	45	10	45	(50)
Free cash flow(1)	$97	$148	$414	$457
L&SCM divestiture transaction fees	—	—	7	—
L&SCM divestiture cash taxes	18	—	74	—
L&SCM divestiture transition services	4	—	(9)	—
Transaction-adjusted free cash flow(1)	$119	$148	$486	$457

FY25 Guidance
(in millions)
Net cash provided by operating activities	$520M to $540M
Expenditures for property, plant, and equipment	Approximately $30M
Free cash flow(1)	$490M to $510M

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement ("MARPA Facility") for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.